                                                       EXHIBIT 11
                           COMPUTATION OF EARNINGS PER SHARE

                       (Dollars in thousands except per share data)




                                                Twelve Months
                                          1993      1992      1991
Net income. . . . . . . . . . . . . . .$ 100,273  $ 76,119  $ 65,832

Preferred dividends . . . . . . . . . .    1,084     1,146       651

Income available to common
  shareholders. . . . . . . . . . . . .$  99,189  $ 74,973  $ 65,181



Weighted average of common
  stock equivalents . . . . . . . . . .   29,549    29,227    29,086

Weighted average of preferred
  stock convertible to common
  stock equivalents . . . . . . . . . .      823       884       498

Weighted average of fully
  diluted common stock equivalents. . .$  30,372  $ 30,111  $ 29,584



Primary earnings per share
  (income available to common
  shareholders divided by weighted
  average of common stock
  equivalents). . . . . . . . . . . .  $    3.36  $   2.57 $   2.24



Fully diluted earnings per share
  (net income divided by weighted
  average of fully diluted
  common stock equivalents) . . . . . .$    3.30  $   2.53  $   2.23


/TABLE
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